Exhibit 19.1

CANADIAN PACIFIC KANSAS CITY LIMITED

DISCLOSURE AND INSIDER TRADING/REPORTING POLICY

Approved by the Board: October 23, 2024

OBJECTIVES AND SCOPE OF POLICY

Canadian Pacific Kansas City Limited and its subsidiary, Canadian Pacific Railway Company (collectively, the "Corporation"), have publicly traded securities and, therefore, must comply with certain legal and regulatory requirements regarding the public disclosure of material information and their directors, officers and employees must comply with insider trading and reporting requirements. Accordingly, the Board of Directors has adopted this Disclosure and Insider Trading/Reporting Policy (this "Policy").

The purposes of disclosure and insider trading and reporting laws are to:

•create a level playing field for all investors;

•provide the market with timely, accurate and complete disclosure of information regarding public companies to allow investors to make informed investment decisions; and

•prevent insiders of public companies from unfairly benefiting from, or assist others in unfairly benefiting from, inside information.

The objectives of this Policy are, therefore:

•to ensure that communications to the investing public about the Corporation are:

–timely, factual and accurate, and

–broadly disseminated in accordance with all applicable legal and regulatory requirements; and

•to provide the directors, officers and employees of the Corporation with guidelines regarding trading in securities of Canadian Pacific Kansas City Limited and Canadian Pacific Railway Company.

The provisions in this Policy relating to public disclosure cover, among other things:

•documents filed or furnished with securities regulators;

•written statements made in the Corporation's annual and quarterly reports, news releases, letters to shareholders and any other public disclosure documents;

•presentations by senior management of the Corporation;

•information contained on the Corporation's Web site and other electronic communications, including on social media;

•oral statements made in meetings, telephone conversations and other communications with analysts, investors, investment bankers and other market professionals;

•interviews with the media, speeches, press conferences and conference calls; and

•other oral statements made in circumstances in which a reasonable person would believe that the information contained in the statement will become generally disclosed.

APPLICATION OF POLICY

This Policy applies to all directors, officers, employees and consultants of the Corporation and its affiliates and subsidiaries, in each case including any legal entities over which any of such individuals exercise control or direction.

CONSEQUENCES OF NON‑COMPLIANCE WITH POLICY

Failure to comply with this Policy may result in severe consequences, which could include civil and criminal penalties and internal disciplinary action, or termination of employment or consulting engagement, as applicable.

* * *

If you have any questions about how this Policy should be followed in a particular case, please contact the Vice‑President, Chief Legal Officer and Corporate Secretary or the Assistant Corporate Secretary.

CANADIAN PACIFIC KANSAS CITY LIMITED

DISCLOSURE AND INSIDER TRADING/REPORTING POLICY
Basic Rules

The following is a brief summary of the rules contained in the Corporation's Disclosure and Insider Trading/Reporting Policy. All directors, officers and employees of the Corporation are required to review and comply with this Policy. In this Policy, the Corporation means, collectively, Canadian Pacific Kansas City Limited, Canadian Pacific Railway Company and all of their respective affiliates and subsidiaries. The Policy follows this summary.

Failure to comply with this Policy may result in severe consequences, which could include civil and criminal penalties and internal disciplinary action or termination of employment or consulting engagement, as applicable.

DISCLOSURE POLICY COMMITTEE
The Board of Directors of the Corporation has established a Disclosure Policy Committee, which is responsible for overseeing the Corporation's disclosure practices and procedures. The Disclosure Policy Committee consists of three principal voting members:

•the Vice‑President, Chief Legal Officer and Corporate Secretary

•the Executive Vice‑President and Chief Financial Officer

•the Senior Vice‑President and Chief Risk Officer

Additionally, the Committee includes advisory members who may be consulted in advance of any unscheduled disclosures, consisting of the individual employees responsible for investor relations, strategic planning and financial reporting.

PRINCIPLES OF PUBLIC DISCLOSURE OF MATERIAL INFORMATION	All material information relating to the Corporation will be publicly disclosed by the Corporation on a timely basis, except in the limited circumstances permitted by this Policy.

The Corporation will not selectively disclose any material information, including any report that operating or earnings results will be materially below or above publicly held expectations

INSIDER TRADING RESTRICTIONS AND BLACKOUT PERIODS	No director, officer, employee or consultant of the Corporation may purchase or sell, or otherwise trade, securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company with knowledge of material nonpublic information relating to the Corporation and no such person may disclose to someone else material non‑public information relating to the Corporation ("tipping"), except where such disclosure is in the necessary course of business. In addition, no such person shall recommend or encourage another person or company to purchase or sell securities of the Corporation or enter into a transaction involving a security the value of which is derived from, or varies materially, with the market price of the Corporation’s securities.

For the purposes of this Policy and applicable securities laws (including insider reporting), trading in "securities" of a company shall be deemed to include (a) any sale of the company's securities pursuant to the exercise of stock options or "cashless" exercise of stock options, and (b) trading any interest in, or right or obligation associated with, a related financial instrument, being (i) a derivative security/instrument that is not issued by a company but is based on or whose value is derived by reference to securities of a company or (ii) an instrument to which a person is a party, the effect of which is to alter such person's economic exposure to a company.

A quarterly prescribed blackout period will begin on the third business day following the end of each financial quarter or year, as applicable, and will terminate on the later of one clear business day after a news release is issued disclosing the quarterly or annual results, as applicable, or confirmation from the Executive Vice‑President and Chief Financial Officer that there is no material non‑public information relating to the Corporation's financial results and that the blackout can be terminated. During this period, no director, officer or senior employee (i.e. any employee who regularly attends or participates in board meetings or executive committee meetings or who otherwise has regular access to material non‑public information) and no other person involved in the preparation of, or having actual knowledge of material non‑public financial or other information to be contained in, the Corporation's quarterly or annual financial statements may purchase or sell, or otherwise trade, securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company.

An exception to the prohibition against trading with knowledge of material non‑public information or trading during a blackout period is if such trades take place under an automatic securities disposition plan approved by the Board of Directors under Schedule "A" to this Policy.
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No director, officer, employee or consultant of the Corporation may purchase or sell, or otherwise trade, or encourage or recommend that another person trade, securities of any other company if such individual has actual knowledge that the Corporation is doing business, or proposes or is considering or evaluating doing business or engaging in a significant transaction with that company, and if such individual:

(a)has actual knowledge of material non‑public information relating to that other company; or

(b)has received a notification from the Office of the Corporate Secretary implementing a trading blackout with respect to that other company as a result of the Corporation's actual or potential relationship with it, and, under the circumstances set out above, no such person may disclose to someone else material non‑public information relating to that other company, except where such disclosure is in the necessary course of business.

PRE‑CLEARANCE OF TRADES BY DIRECTORS, OFFICERS AND SENIOR EMPLOYEES
To assist in preventing even the appearance of an improper insider trade, all directors, officers and senior employees (i.e. any employee who regularly attends or participates in board meetings or executive committee meetings or who otherwise regularly has access to material non‑public information) require pre‑clearance in advance of trading in securities of the Corporation. Individuals who qualify as senior employees will be advised by the Office of the Corporate Secretary or the Disclosure Policy Committee to ensure compliance with this requirement.

If you or a Related Person (as defined below) propose to execute a trade in the Corporation’s securities, you must submit a request to the Corporate Secretary by email to ocs@cpkcr.com. A trade request should specify the type of the Corporation’s securities to be traded and type of transaction (i.e., purchase, sale or exercise of stock options). The Corporate Secretary will endeavor to grant or deny approval to trade within 24 hours of the request being submitted and may request additional information from you before doing so. Any approval granted for a proposed trade will be valid for a period of seven calendar days, unless revoked prior to that time. If you have submitted a request and have not received an approval by the date of the proposed transaction, you may not proceed with such trade.

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REPORTING OF TRADES BY DIRECTORS AND SENIOR EMPLOYEES
Each director, officer and senior employee (i.e. any employee who regularly attends or participates in board meetings or executive committee meetings or who otherwise regularly has access to material non‑public information) of the Corporation must report every trade he or she makes in securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company, within two days of the date of the trade, to:

•ocs@cpkcr.com

OR

•Such other person as may be designated by the Disclosure Policy Committee

Individuals who qualify as senior employees will be advised by the Office of the Corporate Secretary or the Disclosure Policy Committee to ensure compliance with this requirement.

QUIET PERIODS	A quarterly public communication quiet period will begin on the third business day following the end of each financial quarter or year, as applicable, and will terminate with the issuance of a news release disclosing quarterly or annual results, as applicable. During this period, the Corporation will not, subject to limited exemptions set forth in this Policy, communicate with the investment community, investors or the media.
MAINTAINING CONFIDENTIALITY	All directors, officers, employees and consultants of the Corporation who have knowledge of material non‑public information relating to the Corporation, or material non‑public information relating to any other company with whom the Corporation is doing business, or proposes or is considering or evaluating doing business or engaging in a significant transaction, are prohibited from communicating that information internally or externally to anyone else, except in the necessary course of business. In addition, such individuals are prohibited from recommending or encouraging another person to purchase or sell securities of the Corporation or such other company. Where confidential material information is disclosed in the necessary course of business, the recipient of the information should be informed of the confidential nature of the information, the need to keep the information confidential and the restrictions on trading in securities with the benefit of knowledge of the information.
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DESIGNATED SPOKESPERSONS
The following are the spokespersons currently designated by the Disclosure Policy Committee to communicate on behalf of the Corporation with the investment community, investors, regulators and the media:

•the President and Chief Executive Officer

•the Executive Vice‑President and Chief Marketing Officer

•the Executive Vice‑President and Chief Financial Officer

•the Vice‑President, Chief Legal Officer and Corporate Secretary

•the Vice‑President, Capital Markets

•the Assistant Vice‑President, Communications and Media Relations

•the Corporation’s Investor Relations and Communications and Public Affairs personnel designated by the Vice‑President, Capital Markets, and Assistant Vice‑President, Communications and Media Relations, respectively.

No other persons are authorized to communicate on behalf of the Corporation, unless specifically designated by the President and Chief Executive Officer or the Disclosure Policy Committee.

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PUBLIC DISCLOSURE
The principal method of publicly disclosing material information by the Corporation will be by news release. No news release may be issued by the Corporation unless it has been approved in advance by the following persons:

•the Executive Vice‑President and Chief Financial Officer

•the Senior Vice‑President and Chief Risk Officer

•the Vice‑President, Chief Legal Officer and Corporate Secretary

AND

•in applicable cases, with final approval by, the President and Chief Executive Officer

Conference calls will be held to report on quarterly and annual earnings and major corporate developments so that the information will be accessible simultaneously to all interested parties, some as participants by telephone and others in a listen‑only mode by telephone or by a Web cast over the Internet. Conference calls will be preceded by an advance notice of such and a news release containing all applicable material information.

RUMOURS	The Corporation will not normally comment, affirmatively or negatively, on rumours. This Policy also applies to rumours on the Internet, including on social media.
ANALYSTS' RESEARCH REPORTS	The Corporation will review analysts' research reports for factual accuracy and will only use for internal purposes.

The Corporation will not post analysts' research reports on its Web site or include links to any investment firm's or analyst's Web sites or publications.
DISCLOSURE RECORD	The Corporation will maintain, for distribution upon request, certain public information about the Corporation.
INTERNET/SOCIAL MEDIA	Any director, officer, employee or consultant of the Corporation who becomes aware of a discussion pertaining to material non‑public information about the Corporation on the Internet, including on social media, must advise a member of the Disclosure Policy Committee as soon as possible.

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CANADIAN PACIFIC KANSAS CITY LIMITED

AND

CANADIAN PACIFIC RAILWAY COMPANY

DISCLOSURE AND INSIDER TRADING/REPORTING POLICY

In this Policy, the Corporation means, collectively, Canadian Pacific Kansas City Limited, Canadian Pacific Railway Company and all of their respective affiliates and subsidiaries.

DISCLOSURE POLICY COMMITTEE

The Board of Directors of the Corporation has established a Disclosure Policy Committee (the "Committee"), which is responsible for overseeing the Corporation's disclosure practices and procedures. The voting members of the Disclosure Policy Committee will be appointed from time to time by the Board of Directors and currently are:

•the Vice‑President, Chief Legal Officer and Corporate Secretary

•the Executive Vice‑President and Chief Financial Officer

•the Senior Vice‑President and Chief Risk Officer

Additionally, the Disclosure Policy Committee will include advisory members who may, if determined necessary by the Disclosure Policy Committee, be consulted in advance of any unscheduled disclosures relating to their responsibilities. Such advisory members will be appointed by the voting members of the Disclosure Policy Committee. These individuals will consist of senior employees in investor relations, strategic planning and financial reporting and currently are:

•the Executive Vice‑President, Strategic Planning and Corp Services

•the Vice‑President, Capital Markets & Treasurer

•the Senior Vice‑President, Accounting Planning and Procurement

Any decision or approval by the Disclosure Policy Committee, as referenced in or required by this Policy, will be evidenced by approval of the majority of the members of the Disclosure Policy Committee at the relevant time.

The Disclosure Policy Committee:

•will review and approve (subject to any approvals required by other Corporation stakeholders, including the Audit and Finance Committee) all material Corporation disclosure documents, including the annual report (or Form 10‑K as applicable), annual and quarterly financial statements, together with related management's discussion and analysis, quarterly earnings releases and news releases, as well as all public reporting of material financial, statistical and other information about the Corporation, in each case whether in written, oral or electronic form;

•may delegate, from time to time, to individual Committee members or to other employees or officers authority to review and approve such disclosures within parameters established by the Committee prior to or at the time of delegation;

•should, where necessary, from time to time consult with employees or officers knowledgeable about particular information contained in such disclosures;

•will monitor, evaluate and revise, as necessary and under the supervision of the President and Chief Executive Officer and the Executive Vice‑President and Chief Financial Officer, procedures for the conduct of the Corporation's quarterly and annual reviews of internal control over financial reporting and disclosure controls and procedures, in accordance with applicable legislation to ensure the integrity and effectiveness of such controls and procedures;

•shall, prior to filing each periodic report with the applicable securities regulatory authorities, including any certification required under National Instrument 52‑109 Certification of Disclosure in Issuers' Annual and Interim Filings and sections 302 and 906 of the Sarbanes‑Oxley Act (and any successor rules), conduct or cause to be conducted sufficient due diligence concerning the internal disclosure processes performed by the office of the Senior Vice‑President Accounting Planning and Procurement in order for the President and Chief Executive Officer and Executive Vice‑President and Chief Financial Officer to be able to conclude as to the effectiveness of internal control over financial reporting and disclosure controls and procedures resulting from such processes;

•will communicate the objectives and requirements of this Policy to the Corporation's personnel, and develop, implement and communicate such further policies and procedures relating to disclosure and insider trading and reporting generally as it deems necessary in order to assist in fulfilling the objectives of this Policy;

•may set benchmarks for a preliminary assessment of the materiality of information and will determine when developments justify public disclosure;

•shall meet at least on a quarterly basis as part of its review and approval process of the Corporation's periodic material disclosure documents, and its monitoring of the effectiveness of, and compliance with, this Policy;

•shall ensure that all of its members (or, at minimum, one of its members) attends or is available to attend all meetings of the Board of Directors and the Audit and Finance Committee of the Board of Directors, and will keep the Board of Directors informed of all material developments and / or significant information disseminated by the Corporation to the public; and

•shall ensure that at least one of its members is available at all times to respond to any urgent disclosure issues that may arise.

For clarity, it is the Disclosure Policy Committee's duty to develop, implement or oversee, under the supervision of the President and Chief Executive Officer and the Executive Vice‑President and Chief Financial Officer, the implementation of, and to monitor compliance with, the Corporation's disclosure controls and procedures and to review and approve all material the Corporation discloses in an effort to ensure the timely, accurate and complete disclosure of material information as required by applicable securities laws and stock exchange rules.

It is essential that all officers, employees and consultants of the Corporation ensure that the Disclosure Policy Committee be kept fully apprised of all pending and potentially material corporate developments in order to permit the Committee to be able to determine the appropriateness and timing of the public disclosure of those developments. In that regard, where officers, employees or consultants believe a material fact or change may have occurred or if a matter may have become material, in each case that has not been previously disclosed, the Disclosure Policy Committee should be immediately informed. Officers and employees should inform a member of the Disclosure Policy Committee, in such circumstances. If it is determined by the Disclosure Policy Committee that the information should and may, under applicable laws, stock exchange rules and this Policy, remain confidential, the Disclosure Policy Committee will determine how the confidentiality of that information will be maintained.

The Disclosure Policy Committee will review this Policy on an annual basis (or more frequently as needed or requested by the Board of Directors) and recommend to the Board of Directors any changes to this Policy deemed necessary to ensure compliance with applicable legal and regulatory requirements. Any such changes shall be subject to review and approval by the Board of Directors. The Disclosure Policy Committee will report to the Board of Directors on an annual basis, or more frequently as the Board of Directors may request, so that the Board may verify that this Policy is being properly implemented and enforced and to determine whether any amendments to this Policy are required.

If at any time a member of the Disclosure Policy Committee is unable to attend a meeting of the Committee, approve a matter or take any other action that is within the purview of the Disclosure Policy Committee or one of its members, such member may designate another person to so attend, approve and/or act on his or her behalf. Notwithstanding the foregoing, provided that a majority of the members of the Committee are available, the decision of the available members will be sufficient.

PRINCIPLES OF PUBLIC DISCLOSURE OF MATERIAL INFORMATION

All material information relating to the Corporation will be publicly disclosed by the Corporation on a timely basis, except in the limited circumstances permitted by this Policy.

The Corporation will not selectively disclose any material information, including any report that operating or earnings results will be materially below or above publicly held expectations.

Material Information

In general, information is "material" if it would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities or if it would otherwise reasonably be expected to have a significant influence on a reasonable investor's investment decisions relating to the Corporation. Whether information is material is subjective and often judged in hindsight. Unless, after consultation with a member of the Disclosure Policy Committee, there is reason to believe otherwise, directors, officers and employees of the Corporation should assume that information regarding the following topics is always "material":

•Internal financial projections or any change to previously reported projections or financial results, including earning figures, earning estimates, operating results, or sales figures

•Significant merger, acquisition, take‑over bid, joint venture or termination thereof, or change in assets

•Borrowing or lending of a significant amount of funds or any mortgaging or encumbering in any way of any of the Corporation's material assets

•Significant change in capital investment plans or corporate objectives

•Change in control of the Corporation

•Development of a significant new product or service

•Significant development regarding a customer or a supplier (e.g., winning or losing a significant contract)

•Change in senior management

•Bankruptcy or receivership of the Corporation

•Change in auditor or notification by the auditor that the Corporation may no longer rely on an auditor's audit report

•Significant lawsuit against the Corporation

•Events regarding the Corporation's securities (e.g., decision by the Corporation to buy back its own securities, default on a security, call of securities for redemption, stock split, dividend decision, change in the terms of a security, public or private sale of additional securities)

This list is merely illustrative and is not exhaustive; other types of information may be material at any particular time depending upon the circumstances.

In determining whether certain information is material, a number of factors should be taken into account, including:

•Nature of the information

•Volatility of the Corporation's securities

•Prevailing market conditions

Any person who is uncertain as to whether particular information is "material" should contact a member of the Disclosure Policy Committee.

Non‑Public

Material information is "non‑public" until it has been disseminated in a manner making it available to investors generally and public investors have been given a reasonable amount of time to analyze the information. For the purposes of this Policy, information does not cease to be “non-public” as a result of being the subject of rumors or other unofficial statements in the marketplace. Any person who is uncertain as to whether particular material information is "non‑public" should contact a member of the Disclosure Policy Committee.

Disclosure Principles

The Corporation will adhere to the following basic disclosure principles:

•Material information relating to the Corporation (whether favourable or unfavourable) will be publicly disclosed by news release on a timely basis, except as set out below.

•Disclosure of material information should be balanced and factual.

•If the Disclosure Policy Committee determines that the public disclosure of certain material information would be premature (for example, the release of the information would prejudice negotiations in a major corporate transaction), the information will be kept confidential, to the extent permitted by applicable law and stock exchange rules, until the Disclosure Policy Committee determines it is necessary or appropriate to publicly disclose (see "Maintaining Confidentiality") and a trading blackout (whether formal or informal) will be imposed on applicable directors, officers and employees of the Corporation and those external advisors aware of the information. In those circumstances, the Disclosure Policy Committee will cause, if necessary, a confidential material change report to be filed with the applicable securities regulators, and will periodically (at least every 10 days) review its decision to keep the information confidential (also, see "Rumours").

•During the period before material information is publicly disclosed, market activity in the Corporation's securities should be monitored.

•Disclosure must include any information the omission of which would make the rest of the disclosure misleading (half‑truths are misleading).

•There must be no selective disclosure of material information. Material non‑public information must not be disclosed to selected individuals (for example, in an interview with an analyst or the media or in a telephone conversation with an investor). If material non‑public information has been inadvertently disclosed to an analyst, an investor or the media or improperly to any other person, follow the procedures set out under "Public Disclosure – Inadvertent/Unauthorized Disclosure and Breach of Policy".

•Disclosure should be corrected as soon as reasonably practicable if the Corporation subsequently learns that earlier disclosure by the Corporation contained a material error at the time it was given.

•Disclosure on the Corporation's Web site, or on social media, does not constitute adequate public disclosure of material information and could constitute selective disclosure.

Forward‑Looking Information

"Forward‑looking information" is information about prospective results of operations, financial position or changes in financial position, based on assumptions about future conditions and courses of action, and for the purposes of this Policy, includes the Corporation's financial outlook and future‑oriented financial information. Confirmation of the continued accuracy or invalidity of previously disclosed forward‑looking information (such as estimated future sales or earnings) can itself be material and/or forward‑looking information. The Corporation will not disclose forward‑looking information unless it has a reasonable basis for such information.

The following are guidelines for the Corporation in publicly disclosing material forward‑looking information (in writing and verbally, modified as appropriate):

•The forward‑looking information will be broadly disseminated by news release or other appropriate means, in accordance with this Policy, if deemed to be material.

•The information will be clearly identified as forward‑looking.

•The forward‑looking information will be accompanied by a statement that actual results could differ materially from the forward‑looking information.

•The forward‑looking information will be accompanied by a statement of the material factors and assumptions used in the preparation of the forward‑looking information or by a statement directing readers to such factors and assumptions as contained in an identified and readily available document or a portion of that document.

•The forward‑looking information will be accompanied by a statement that identifies, in specific terms, material factors that may cause the actual results to differ materially from those set out in the forward‑looking information or by a statement directing readers to such factors as contained in an identified and readily available document or a portion of that document.

•The forward‑looking information will be accompanied by a statement that disclaims any intention or obligation of the Corporation to update or revise the forward‑looking information, whether as a result of new information, future events or otherwise, unless required by law. Notwithstanding this disclaimer, should subsequent events prove past statements about current events to be materially off target or to have materially changed, the Corporation may choose to issue a news release explaining the reasons for the difference.

•The forward‑looking information will be presented in accordance with applicable law and stock exchange rules.

INSIDER TRADING RESTRICTIONS AND BLACKOUT PERIODS REGARDING the Corporation

No director, officer, employee of the Corporation or other person in a "special relationship" with the Corporation (which includes insiders of the Corporation and persons engaging in professional or business activities for or on behalf of the Corporation) may purchase or sell, or otherwise trade, securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company with knowledge of material non‑public information relating to the Corporation and no such person may disclose to someone else material non‑public information relating to the Corporation ("tipping"), except where such disclosure is in the necessary course of business. Such individuals are also prohibited from recommending or encouraging another person to purchase or sell the Corporation’s securities or entering into a transaction involving a security the value of which is derived from, or varies materially, with the market price of securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company. This applies whether or not a blackout period, as described below, has been imposed.

An exception to the general prohibition against trading with knowledge of material non‑public information or trading during a blackout period is if such trades take place under an automatic securities disposition plan approved by the Board of Directors under Schedule "A" to this Policy.

For the purposes of this Policy and applicable securities laws (including insider reporting), trading in "securities" of a company shall be deemed to include (a) any sale of the company's securities pursuant to the exercise of stock options or "cashless" exercise of stock options, and (b) trading any interest in, or right or obligation associated with, a related financial instrument, being (i) a derivative security/instrument that is not issued by a company but is based on or whose value is derived by reference to securities of a company or (ii) an instrument to which a person is a party, the effect of which is to alter such person's economic exposure to a company.

A quarterly prescribed blackout period will begin on the third business day following the end of each financial quarter or year, as applicable, and will terminate on the later of one clear business day after a news release is issued disclosing the quarterly or annual results, as applicable, or confirmation from the Executive Vice‑President and Chief Financial Officer that there is no material non‑public information relating to the Corporation's financial results and that the blackout can be terminated. During this period, no director, officer or senior employee (i.e. any employee who regularly attends or participates in board meetings or executive committee meetings or who otherwise regularly has access to material non‑public information) and no other person involved in the preparation of, or having actual knowledge of material non‑public financial or other information to be contained in, the Corporation's quarterly or annual financial statements may purchase or sell, or otherwise trade, securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company.

These trading restrictions do not apply to purchases of securities of Canadian Pacific Kansas City Limited made automatically on behalf of a director, officer or employee of the Corporation under the Canadian Pacific Kansas City Limited Share Purchase Plan (Canada), the Canadian Pacific Kansas

City Limited Share Purchase Plan (U.S.), any automatic securities disposition plan approved by the Board of Directors under Schedule "A" to this Policy or any automatic securities purchase plan made in connection with a normal course issuer bid by the Corporation.

Apart from quarterly prescribed blackout periods, directors, officers and employees of the Corporation with knowledge of any material non‑public information relating to the Corporation will be subject to trading blackouts (whether formal or informal). Any other party negotiating a material transaction with the Corporation will likely also be subject to trading blackouts. They will be prohibited from trading in securities of the Corporation or those other parties normally until the end of the second business day after the information has been publicly disclosed. In addition, other trading blackouts may be prescribed from time to time by the Disclosure Policy Committee as a result of special circumstances relating to the Corporation which could give rise to material non‑public information, pursuant to which applicable directors, officers and employees of the Corporation (each determined on a case by case basis), as well as external advisors with knowledge of the special circumstances, shall be prohibited from trading in securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company. In the case of a prescribed blackout period, involved individuals will be informed as to the application of the blackout to them.

The Canada Business Corporations Act ("CBCA") prohibits a director, officer or an employee of the Corporation, as an insider, from making short sales of securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company. A short sale is a sale of a security that the seller does not yet own or has not fully paid for. An insider may, however, sell a security that the insider does not yet own provided that: (i) the insider declares to the dealer that the insider does not own the security; and (ii) the insider owns another security convertible into the security sold short or has an option or right to acquire the security sold short and, within ten days of the sale, exercises the conversion privilege, option or right and delivers the security to the purchaser or transfers the convertible security, option or right to the purchaser.

The CBCA also prohibits directors, officers and employees of the Corporation from purchasing a put option or selling a call option in respect of the securities of the Corporation. A put option is an option, transferable by delivery, to deliver a specified number or amount of securities at a fixed price within a specified time. A call is an option, transferable by delivery, to demand delivery of a specified number or amount of securities at a fixed price within a specified time. An option or right to acquire securities of a company, issued by that company (including options granted under the Management Stock Option Incentive Plan or the Directors' Stock Option Plan (collectively, the "SOPs")), is not a call.

In addition, pursuant to this Policy, directors, officers and employees of the Corporation are prohibited from: (i) purchasing financial instruments that are designed to hedge or offset a decrease in market value of equity securities of the Corporation granted as compensation or held, directly or indirectly, by them; and, if not captured in (i) of this paragraph, (ii) forward selling shares that may be delivered in the future upon the exercise of options granted pursuant to the SOPs, or otherwise monetizing options granted pursuant to the SOPs, where the interest of the director, officer or employee in such options is not yet vested. CBCA prohibitions with respect to the short sale of securities may also be relevant to the forward sale of securities. For the purpose of this Policy, the forward sale of securities includes an agreement to sell a security on a future date.

INSIDER TRADING RESTRICTIONS REGARDING OTHER COMPANIES

No director, officer, employee or consultant of the Corporation may purchase or sell, or otherwise trade, or encourage or recommend that another person trade, in securities of any other company if such individual has actual knowledge that the Corporation is doing business, or proposes or is considering or evaluating doing business or engaging in a significant transaction with that company, and if such individual:

(a)has actual knowledge of material non‑public information relating to that other company; or

(b)has received a notification from the Office of the Corporate Secretary implementing a trading blackout with respect to that other company as a result of the Corporation's actual or potential relationship with it, and, under the circumstances set out above, no such person may disclose to someone else material nonpublic information relating to that other company, except where such disclosure is in the necessary course of business.

PRE‑CLEARANCE OF TRADES IN SECURITIES BY DIRECTORS, OFFICERS AND SENIOR EMPLOYEES

To assist in preventing even the appearance of an improper insider trade, all directors, officers and senior employees (i.e. any employee who regularly attends or participates in board meetings or executive committee meetings or who otherwise has regular access to material non‑public information) require pre‑clearance in advance of trading in securities of the Corporation. This pre‑clearance requirement extends to all proposed transactions in the Corporation’s securities for an individual's own account and for accounts over which an individual exercises control or direction, including transactions by such person's spouse, minor children and anyone else living in his or her household, and any legal entities that he or she controls (each of whom is referred to below as a "Related Person"). Individuals who qualify as senior employees will be advised by the Office of the Corporate Secretary or the Disclosure Policy Committee to ensure compliance with this requirement.

If you or a Related Person propose to execute a trade in the Corporation’s securities, you must submit a request to the Corporate Secretary by email to ocs@cpkcr.com. A trade request should specify the type of the Corporation’s securities to be traded and type of transaction (i.e., purchase, sale or exercise of stock options). No trade may be carried out without the preapproval of the Corporate Secretary. The Corporate Secretary will endeavor to grant or deny approval to trade within 24 hours of the request being submitted and may request additional information from you before doing so. Any approval granted for a proposed trade will be valid for a period of seven (7) calendar days, unless revoked prior to that time. No trade may be carried out after the expiry of seven (7) calendar days following the receipt of approval unless such approval is renewed. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. If you or a Related Person fail to pre‑clear a trade when required, barring extenuating circumstances, they may be asked to cancel or reverse the trade. If required to reverse or cancel a trade, you or the Related Person, as applicable, will be responsible for any trading losses while any trading gains will be required to be forfeited. You are reminded that, notwithstanding any approval of a trade, the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with the individual.

Transactions in the following types of securities do not require approval and are exempt from the preclearance requirement:

•purchases under the Corporation’s Employee Share Purchase Plan;

•purchases under a dividend reinvestment program (DRIP);

•open‑end and closed‑end mutual funds;

•transactions made pursuant to an automatic securities disposition plan previously approved by the Board of Directors;

•exchange‑traded funds;

•index funds;

•trades done in a blind trust (i.e., a trust in which you are a beneficiary but for which you do not receive any reporting and have no knowledge regarding investments); and

•transactions that are non‑volitional in nature such as mergers, recapitalizations, distributions‑in‑kind or similar transactions.

REPORTING OF TRADES BY DIRECTORS AND SENIOR EMPLOYEES

Each director, officer and senior employee (i.e. any employee who regularly attends or participates in board meetings or executive committee meetings or who otherwise regularly has access to material non‑public information) of the Corporation must report every trade he or she (or a Related Person) makes in securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company, within two days of the date of the trade, to:

•ocs@cpkcr.com

OR

•Such other person as may be designated by the Disclosure Policy Committee

Individuals who qualify as senior employees will be advised by the Office of the Corporate Secretary or the Disclosure Policy Committee to ensure compliance with this requirement. Where required by law, the Corporation will assist in reporting the trades to the appropriate securities regulators; however, each individual remains responsible for compliance with any reporting obligations under applicable securities laws.

QUIET PERIODS

A quarterly public communication quiet period will begin on the third business day following the end of each financial quarter and year, as applicable, and will terminate with the issuance of a news release disclosing quarterly or annual results, as applicable. During this period, the Corporation will not communicate with the investment community, investors or the media, except in circumstances described below.

The purpose of the quiet period is to avoid the potential for, or perception of, selective disclosure. During this period, the Corporation will only communicate with the investment community, investors or the media to respond to unsolicited inquiries, unless otherwise determined by the Disclosure Policy Committee, concerning factual matters about already publicly disclosed or non‑material information.

MAINTAINING CONFIDENTIALITY

All directors, officers and employees of the Corporation who have knowledge of material non‑public information relating to the Corporation, or material non‑public information relating to any other company with whom the Corporation is doing business, or proposes or is considering or evaluating doing business or engaging in a significant transaction, are prohibited from communicating that information internally or externally to anyone else, except in the necessary course of business. In addition, such individuals are prohibited from recommending or encouraging another person to purchase or sell securities of the Corporation or such other company, or enter into a transaction involving a security the value of which is derived from, or varies materially, with the market price of the Corporation’s securities or such other company.

Disclosure in the necessary course of business would generally cover communications with:

•Vendors, suppliers or strategic partners on issues such as research and development, sales and marketing and supply contracts

•Directors, officers and employees of the Corporation

•Lenders, legal counsel, auditors, financial advisors and underwriters

•Parties to negotiations

•Labour unions

•Industry associations

•Government agencies and non‑governmental regulators

•Credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the credit rating is or will be publicly available)

The "necessary course of business" exception would not generally permit a company to make a selective disclosure of material non‑public information to an analyst, institutional investor or other market professional.

Any person who is uncertain as to whether a particular disclosure of material non‑public information is in the necessary course of business should contact a member of the Disclosure Policy Committee.

Caution should be used when transmitting information by e‑mail. Communication by e‑mail leaves an electronic track of its passage that may be subject to later decryption attempts. If the information being transmitted is critically sensitive or confidential, a non‑electronic means should be used for the transmission if possible and practical in the circumstances.

Where confidential material information is disclosed in the necessary course of business, the recipient of the information should be informed of, and understand, the confidential nature of the information, the need to keep the information confidential and the restrictions on trading in securities with the benefit of knowledge of that information.

Outside parties privy to material non‑public information relating to the Corporation or another company with whom the Corporation is conducting or proposes to conduct business must be advised that they must not divulge the information to anyone else, except in the necessary course of business, and that they may not trade in securities of Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company or the other company until the information is publicly disclosed. An outside party may be required to enter into a written confidentiality agreement; however, there is no exception to the prohibition against "tipping" for disclosures made pursuant to a confidentiality agreement. Consequently, there must still be a determination, prior to disclosure supported by a confidentiality agreement, that such disclosure is in the "necessary course of business". A written confidentiality agreement will not normally be required from an outside party who owes a duty of trust or confidence to the Corporation because of a special relationship with the Corporation (such as a banker or lawyer).

In order to prevent the misuse or inadvertent disclosure of material non‑public information, the following procedures should be observed at all times:

•Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals on a need‑to‑know basis.

•Code names should be used, where appropriate.

•Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

•Confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them.

•Employees must ensure that they maintain the confidentiality of information in their possession outside of the office as well as inside the office.

•Transmission of documents by electronic means, such as by email or fax, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

•Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

•Access to confidential electronic data should be restricted through the use of passwords.

•Avoid disclosure of the whereabouts of the Corporation’s personnel or the presence of special visitors to the Corporation's premises to the extent possible.

DESIGNATED SPOKESPERSONS

The following are the spokespersons currently designated by the Disclosure Policy Committee to communicate on behalf of the Corporation with the investment community, investors, regulators and the media:

•the President and Chief Executive Officer

•the Executive Vice‑President and Chief Marketing Officer

•the Executive Vice‑President and Chief Financial Officer

•the Vice‑President, Chief Legal Officer and Corporate Secretary

•the Vice‑President, Capital Markets and Treasurer

•the Assistant Vice‑President, Communications and Media Relations

•the Corporation’s Investor Relations and Communications and Public Affairs personnel designated by the Vice‑President, Capital Markets and Treasurer and the Assistant Vice-President, Communications and Media Relations, respectively

No other persons are authorized to communicate on behalf of the Corporation, unless specifically designated by the President and Chief Executive Officer or the Disclosure Policy Committee.

Directors, officers, employees or consultants of the Corporation who are not designated spokespersons must not respond under any circumstances to enquiries from the investment community, investors, the media or others, unless they are specifically asked to do so by a designated spokesperson. All such enquiries should be referred to a member of the Disclosure Policy Committee.

PUBLIC DISCLOSURE

The principal method of publicly disclosing material information by the Corporation will be by news release. No news release may be issued by the Corporation unless it has been approved in advance by the following persons:

•the Executive Vice‑President and Chief Financial Officer

•the Senior Vice‑President and Chief Risk Officer

•the Vice‑President, Chief Legal Officer and Corporate Secretary

AND

•in applicable cases, with final approval by, the President and Chief Executive Officer

Additionally, prior to disclosure of material information, the news release will be provided for review to each voting member of the Committee and to each of the advisory members of the Committee for which the disclosures would reasonably be considered material.

Conference calls will be held to report on quarterly earnings and major corporate developments so that the information will be accessible simultaneously to all interested parties, some as participants by telephone and others in a listen‑only mode by telephone or by a Web cast over the Internet. Conference calls will be preceded by an advance notice of such and a news release containing all applicable material information.

News Releases

If a stock exchange in North America upon which securities of the Corporation are listed is open for trading at the time of the issuance of a news release announcing material information, prior notice of the news release must be provided to the market surveillance department of the stock exchange to enable a trading halt, if deemed necessary by the stock exchange. If a news release announcing material information is issued outside of trading hours, the news release will be disseminated in compliance with the rules of the stock exchange (with respect to the timing thereof) and the market surveillance department of the stock exchange should be notified before the market reopens.

Annual and interim financial results will be publicly released as soon as possible following approval of the financial statements by the Corporation's Board of Directors upon recommendation of the Audit and Finance Committee of the Board of Directors. Interim management's discussion and analysis will be released with the interim financial results and annual management's discussion and analysis will be included in the Corporation's Annual Report or Form 10-K, as applicable.

News releases will be disseminated through an approved news wire service that provides simultaneous national and/or international distribution. News releases will be transmitted to all stock exchanges, relevant regulatory bodies (in accordance with applicable rules including on SEDAR+ established by the Canadian securities regulatory authorities and with the U.S. Securities and Exchange Commission), major business wires, national financial media and selected local media in areas where the Corporation has its headquarters and principal operations.

News releases will be posted on the Corporation's Web site as soon as possible after release over the news wire. The news release section of the Corporation's Web site shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent publicly disclosed information.

Conference Calls for the Corporation’s Announcements

The news release announcing an upcoming conference call will include:

•The date and time of the conference call

•A general description of what is to be discussed

•The means of accessing the conference call

•How long a replay of the conference call will be available on the Corporation's Web site

Conference calls will normally be preceded by a meeting of participants from the Corporation to review responses to anticipated questions and to identify information that may require public disclosure prior to the conference call. Detailed records or transcripts must be made of any conference call and made available on the Corporation's Web site for a reasonable period of time.

Industry Conferences

This Policy applies to any form of communication, such as a speech, roundtable discussion or informal conversation on a convention centre floor, by any director, officer or employee of the Corporation made at any industry conference or similar event. Detailed records or transcripts must be made of any industry conference presentation.

Analysts, Investor and Media Meetings

The Corporation recognizes that meetings with analysts, institutional investors and the media are an important element of the Corporation's investor relations program. The Corporation will meet with analysts, investors and the media on an individual or small group basis, as needed, and will initiate contact with, or respond to, analysts, investors and the media in a timely, consistent and accurate fashion in accordance with this Policy.

The Corporation will provide only non‑material information at individual and group meetings, in addition to publicly disclosed information, taking necessary precautions to ensure that any such information does not, when considered together with (i) other public information regarding the Corporation, or (ii) other smaller, non‑material components of such information, amount to material information that has not been publicly disclosed.

The Corporation’s spokespersons will normally keep notes of telephone conversations and meetings with analysts, investors and the media and, where practicable, more than one Corporation representative will be present at all individual and group meetings. If (i) disclosure of previously undisclosed material information occurs at such a meeting, or (ii) it is discovered that a material misstatement was made in such a meeting, the Disclosure Policy Committee shall consider and, if deemed advisable, authorize release of an appropriate statement or other disclosure announcing previously undisclosed information or correcting a misstatement, as applicable.

Inadvertent/Unauthorized Disclosure and Breach of Policy
If a director, officer or employee of the Corporation becomes aware that there may have been an inadvertent or unauthorized disclosure of material non‑public information relating to the Corporation or another breach of this Policy, such person must immediately contact a member of the Disclosure Policy Committee. If applicable, the records or transcripts prepared in connection with conference calls, industry conference presentations and meetings with analysts should be reviewed after the event to determine whether any inadvertent selective disclosure has in fact occurred. To the extent requested by the Disclosure Policy Committee, the applicable director, officer or employee should assist in the development and implementation of a plan to make prompt public disclosure of the material information on a timely basis by news release or other appropriate means. The Disclosure Policy Committee will also consider any need to halt trading in the Corporation’s shares on stock exchanges until public disclosure is made.

Prompt public disclosure means as soon as possible after such person became aware of the inadvertent or unauthorized disclosure.

RUMOURS

The Corporation will not normally comment, affirmatively or negatively, on rumours. This Policy also applies to rumours on the Internet, including on social media.

The Corporation's spokespersons will respond consistently to rumours, stating that "It is our policy not to comment on market rumours or speculation."

If required by applicable stock exchange rules, or should a stock exchange request that the Corporation make a definitive statement in response to a market rumour relating to Canadian Pacific Kansas City Limited or Canadian Pacific Railway Company, the Disclosure Policy Committee will respond to the stock exchange, as applicable, and may, if it thinks fit, approve the issuance of an appropriate news release. If a rumour is correct, in whole or in part, the Corporation will, if required by law or applicable stock exchange rules, make immediate disclosure of the relevant material non‑public information, if any.

ANALYSTS' RESEARCH REPORTS

The Corporation will not endorse analysts' research reports.

The Corporation will review analysts' research reports for factual accuracy and will only use for internal purposes.

The Corporation will not post analysts' research reports on its Web site or include links to any investment firm's or analyst's Web sites or publications.

In order to avoid appearing to endorse an analyst's research reports or model, the Corporation will provide its comments orally or will attach a disclaimer to written comments to indicate that the analyst's report or model was reviewed only for factual accuracy based on publicly disclosed information.

The Corporation may post on its Web site a complete list, regardless of the recommendation, of all of the investment firms and analysts who are known to the Corporation to provide research coverage on the Corporation. If provided, the list will not include links to the investment firm's or analyst's Web sites or publications. The Corporation will not, unless required by applicable regulatory authorities, provide analyst reports through any means to persons outside the Corporation (other than financial or professional advisors and lenders in the necessary course of business).

DISCLOSURE RECORD

The Corporation will maintain, for distribution upon request, certain public information about the Corporation.

The documents to be maintained in relation to each of Canadian Pacific Kansas City Limited and Canadian Pacific Railway Company will include:

•Annual Reports for the preceding five fiscal years

•Annual Information Forms for the preceding five fiscal years

•Notices of Annual Meetings and Management Proxy Circulars for the preceding five fiscal years

•Management's Discussion & Analysis for the preceding five fiscal years

•Quarterly reports for the current and the immediately preceding five fiscal years

•News releases for the current and the immediately preceding five fiscal years

•Material change reports for the current and the immediately preceding five fiscal years the Corporation’S WEB SITE

Any link from the Investor Relations section of the Corporation’s Web site to a third party Web site must be approved in advance by the Vice‑President, Capital Markets and Treasurer, or a person designated by them for this purpose. Any such link must include a notice that advises the reader that he or she is leaving the Corporation's Web site and that the Corporation is not responsible for the contents of the third party Web site.

The Corporation will maintain a log indicating the date that material information is posted and removed from the Investor Relations section of the Corporation’s Web site. The Corporation’s Web site will also include an archiving system to store and provide access to information that is no longer current.

Disclosure on the Corporation's Web site alone does not constitute adequate dissemination of material non‑public information relating to the Corporation. Any disclosure of material non‑public information on the Corporation's Web site will be preceded by the issuance of a news release or dissemination by other appropriate means.

The Corporation will comply with applicable securities laws and stock exchange rules for posting the requisite governance materials on its Web site. The Disclosure Policy Committee will work together with the Corporate Secretary and other legal counsel for the Corporation to ensure that such disclosure is up to date.

INTERNET/SOCIAL MEDIA

Any statement that would be prohibited by law or by this Policy is equally prohibited if made in Internet chat rooms or newsgroup discussions, or otherwise on social media, including the disclosure of material non-public information about the Corporation or material non‑public information about other companies that you come into possession of in the course of your duties at the Corporation.

All directors, officers, employees and consultants of the Corporation are reminded of their obligations to protect confidential information about the Corporation, as set forth in the Corporation's Code of Business Ethics.

Any director, officer, employee or consultant of the Corporation who becomes aware of a discussion pertaining to material non‑public information about the Corporation on the Internet or otherwise on social media must advise a member of the Disclosure Policy Committee as soon as possible.

Any director, officer, employee or consultant of the Corporation is required to comply with this Policy when using social media.

Schedule "A" ‑ Automatic Securities Disposition Plans

As noted in the Disclosure and Insider Trading/Reporting Policy, the adoption by senior officers of automatic securities disposition plans in Canada and 10b5‑1 plans in the United States (collectively, the "Plans") are permitted under the following conditions and as further explained below.

•A Plan allows a senior officer to arrange for the exercise of options and the automatic sale or donation of securities (including common shares underlying options) in accordance with pre‑arranged instructions even if the senior officer is then aware of or in possession of material, non‑public information or a trading blackout has been imposed. Given that the Plan will be established well in advance of any trades taking place, the actual disposition of securities could take place at a time when the senior officer may be aware of or in possession of material non‑public information or a trading blackout has been imposed.

•To establish a Plan, the senior officer must clear in advance with the Board of Directors the adoption of the Plan and the Plan must comply with all applicable Canadian and U.S. securities laws, including Rule 10b5‑1(c) under the United States Securities Exchange Act of 1934 ("Rule 10b5‑1(c)").

•Before the adoption of a Plan will be cleared under this Policy, the senior officer must provide a draft of the Plan to the Board of Directors together with a schedule of planned exercises of options, sales or donations.

•The senior officer must also certify that (i) he or she is not then in possession of material, non‑public information when the Plan is established, and (ii) the senior officer is entering into the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1(c) or other applicable securities laws.

In determining whether to clear the adoption of a Plan by a senior officer, the Board of Directors will examine:

•when the Plan is being adopted (i.e. not during a regular or special trading blackout or when the senior officer is in possession of material, non‑public information);

•the "cooling‑off" period between the adoption of the Plan and the first disposition under the Plan;

•the duration of the Plan;

•the modification and termination provisions in the Plan; and

•whether there are "meaningful restrictions" on the ability of the senior officer to modify or terminate the Plan.

The Board of Directors may also consider "best practices" that exist at such time with respect to Plans, including those under Canadian Securities Administrators Staff Notice 55‑317 and may impose such additional requirements, or grant such exceptions, as they determine are necessary or appropriate.

Board approval is required for amendments to the Plan. In pre‑clearing the adoption, modification or termination of a Plan by a senior officer, the Corporation shall not be responsible for determining whether such Plan is in compliance with the provisions of applicable securities laws. Compliance with applicable securities laws is the responsibility of the senior officer. Senior officers should consult with their own legal advisors before adopting a Plan.